Exhibit 10.4

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made this 24th day of March, 2011 (“Effective Date”) between General Moly, Inc. (“Company”) and Gregory E. McClain (“Employee”), and the parties agree as follows:

AGREEMENT

1.             Continued Employment and Termination.  Employee’s employment with Company shall continue beyond the Effective Date as follows:

(a)           Termination Date.  Unless terminated earlier for Cause, Employee’s employment with Company shall terminate effective March 31, 2011.

(b)           Title and Duties.  Prior to Effective Date, Employee’s title shall be Vice President Marketing & Business Development.  On or after Effective Date, Company may change Employee’s title at its discretion.  Employee shall perform such duties as Company may reasonably direct from time to time.  Company may relieve Employee of duties at any time, and from time to time, with or without Cause.

(c)           Status.  Prior to February 1, 2011, Employee’s employment was full-time.  On February 1, 2011, Employee’s employment was changed to part-time, with Employee generally expected to work approximately twenty (20) hours per week, which the parties agree is at least fifty percent (50%) of the average level of services performed by employees of the Company.

(d)           Compliance.  While employed by Company, Employee shall comply with all applicable laws and all applicable Company policies, procedures and work rules and shall continue to owe Company a fiduciary duty and duty of loyalty.

(e)           Termination for Cause.  Company may terminate Employee’s employment for Cause at any time.  “Cause” shall mean, as reasonably determined by Company:  (i) work-related conduct that is fraudulent, unlawful or grossly negligent; (ii) willful misconduct; (iii) failure to comply with a lawful, written directive of the Chief Executive Officer or Chief Financial Officer; (iv) failure to perform job duties to the standards reasonably expected by Company; (v) commission of any felony or any crime involving moral turpitude; (vi) violation of any material Company policy, rule or code of conduct; or (vii) material breach of any provision of this Agreement or any other written agreement between Employee and Company.

2.             Compensation and Benefits.

(a)           Salary.  During any period of full-time employment, Employee’s annualized salary shall remain at the level in effect immediately prior to February 1, 2011.  During any period of part-time employment, Employee’s annualized salary shall be fifty percent (50%) of the annualized salary in effect immediately prior to the February 1, 2011.

(b)           Benefits.  While employed by Company, Employee shall be eligible to continue participation in all employee benefits in which he was enrolled and participating on the Effective Date, provided that he continues to meet the eligibility requirements of the plans or policies governing such benefits, and provided further that Company shall retain the right in its discretion to amend or abolish its benefit programs at any time.

(c)           Performance Incentive and Financing Recognition Award.  The Compensation Committee of the Company’s Board of Directors at its regularly scheduled meeting of February 24, 2011, authorized the Company to pay to Employee a Performance Incentive and Financing Recognition Award in the amount of $65,000, provided that Employee executes and delivers to Company a General Release in the form attached hereto as Appendix 1 within twenty-one (21) calendar days after the termination of his employment.  Payment of the Performance Incentive and Financing Recognition Award shall be in lieu of any performance incentive award to Employee pursuant to Company’s Performance Incentive Program for 2010 and/or 2011.  Payment thereof shall occur within five (5) business days after the seven (7) day revocation period described in the General Release has expired without revocation.  Employee shall not be eligible to participate in any additional Performance Incentive Award program for 2011.

(d)           Acceleration of Unvested Stock Appreciation Rights.  Upon execution of this Agreement and after the revocation period thereof has expired, the Company, acting upon the authority granted by the Compensation Committee of the Company’s Board of Directors at its meeting of February 24, 2011, pursuant to Section 11(a) of the 2006 General Moly, Inc. Equity Incentive Plan, as amended and restated, shall accelerate the vesting date of Employee’s third tranche of the Company’s February 5, 2009 grant of 20,000 Stock Appreciation Rights from February 5, 2012 to Employee’s termination date of March 31, 2011.

(e)           Benefits upon Termination.  Upon termination of Employee’s employment, all compensation and benefits to Employee shall cease, except for:  (i) Company agrees to pay the cost of continued group health insurance coverage pursuant to the “COBRA” provision of the Employee Retirement Income Security Act, for up to eighteen (18) months, provided that Employee enrolls in such coverage for he and his spouse and continues to meet the requirements for such coverage; and (ii) payment of the Performance Incentive and Recognition award as described in Section 2(c) of this Agreement.  In addition, this Agreement does not affect any vested Stock Appreciation Rights, Stock Options or Restricted Shares that Employee may already have.

3.             Release In Full Of all Claims.  In exchange for the promises described in Sections 1 and 2 of this Agreement, Employee, for himself and his heirs, assigns and personal representatives, fully and completely releases Company and its parent, subsidiary and affiliated entities, and its and their stockholders, members, directors, managers, officers, employees and agents (“the Released Parties”) from any and all claims or causes of action that Employee may have against the Released Parties, known or unknown, including but not limited to claims arising from Employee’s employment with any Released Party or the termination thereof, from the beginning of time through the date of execution of this Agreement (“Released Claims”), including but not limited to the following:

(a)     claims arising under any constitution or any federal, state or local statue, regulation or ordinance, including but not limited to the Age Discrimination in Employment Action (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Fair Labor Standards Act, the National Labor Relations Act, and the Colorado Antidiscrimination Act (C.R.S. 24-34-301 et seq. and 24-34-401 et seq.); and

(b)     claims arising under any common law theory, including but not limited to breach of contract, promissory estoppels, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortuous interference, invasion of privacy, or any other claims sounding in contract, tort or equity;

but excluding claims for vested pension benefits, workers’ compensation benefits, unemployment compensation benefits, or any other claims that cannot by law be released by private agreement.

4.             Conditions.  The promises described in Sections 1 and 2 of this Agreement are conditioned upon Employee’s full compliance with the following terms:

(a)           Property.  Employee shall return all Company property in Employee’s possession, custody or control not later than the third (3rd) business day following the termination of his employment, including but not limited to all motor vehicles, computer hardware and software, keys, cards, documents, files, and electronic data of any kind.

(b)           Non-Disparagement.  Employee shall not malign or disparage any of the Released Parties.

(c)           Non-Solicitation.  During his employment with Company, and for three (3) years following the termination of his employment with Company, Employee shall not, without the written permission of Company, directly or indirectly, for himself or on behalf of any person or entity other than Company: (i) solicit, recruit, entice, encourage, persuade or attempt to persuade any director, officer, employee or agent of Company to leave his or her position with Company; or (ii) hire or cause to be hired anyone who is then, or within the preceding twelve (12) months was, a director, officer, employee or agent of Company.

(d)           Confidential Information.

(i)            Employee shall not disclose to any third party, or use for the benefit of Employee or any third party, any Confidential Information.  For purposes of this Agreement, “Confidential Information” shall mean:  (A) all trade secrets of the Released Parties, as that term is defined in the Colorado Uniform Trade Secrets Act, C.R.S. 7-74-101 et seq.; (B) all intellectual property of the Released Parties, including but not limited to all inventions, discoveries, ideas or processes that have been or could be protected by patent, trademark, copyright or similar protections; (C) all communications or information to or from counsel for any of the Released Parties that constitute attorney work product or are protected by attorney-client privilege; and (D) all other non-public information concerning the business or operations of the Released Parties, including but not limited to information concerning organization, management, finances, business plans and strategies, clients and customers, relationships with contractors and vendors, proprietary or specialized computer software, employees, products and services, equipment and systems, methods, processes and techniques, and prospective and executed contracts and other business arrangements.

(ii)           In response to any subpoena, court order or other legal process purporting to require disclosure of Confidential Information, Employee shall:  (A) immediately notify Company; (B) take all lawful steps, at Company’s expense, to resist the subpoena, court order or other process unless otherwise directed by Company; and (C) cooperate fully, at Company’s expense, with all lawful efforts by Company to protect the Confidential Information from disclosure.

5.             Acknowledgements.  By signing this Agreement, Employee acknowledges and agrees:

(a)                that the consideration described in Sections 1 and 2 of this Agreement is consideration to which Employee would not otherwise be entitled, but for the execution of this Agreement;

(b)               that the Released Claims do not include (i) a lawsuit to challenge the effectiveness of a release of claims under the ADEA pursuant to the Older Workers Benefit Protection Act, or (ii) a charge filed with an administrative agency provided that Employee cannot recover any monetary or injunctive relief pursuant to such charge;

(c)                that Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so;

(d)               that Employee has been given twenty-one (21) calendar days in which to consider this Agreement before executing it but understands that he may execute it in less than 21 days if he wishes to do so; and

(e)                that Employee has executed this Agreement voluntarily, of his own free will, and without any threat, intimidation or coercion.

6.             Revocation.  Employee may revoke this Agreement by delivering written notice of revocation to Company by fax or U.S. Mail addressed as follows, which notice must be postmarked or received not later than the seventh (7th) calendar day following Employee’s execution of this Agreement, and this Agreement shall not become effective until the seven-day revocation period has expired without revocation by Employee:

General Moly, Inc.

1726 Cole Blvd, Suite 115

Lakewood, CO  80401

Fax:  (303) 928-8598

ATTN:  Corporate Counsel, Scott Roswell

7.             Confidentiality.  The existence and terms of this Agreement are confidential and shall not be disclosed by Employee to anyone except Employee’s spouse, attorneys and tax advisors and then only after securing their agreement (written or oral) to be bound by this provision.  Company shall maintain the confidentiality of the existence and terms of this Agreement subject to any disclosure obligations under the Securities Exchange Acts or any listing or trading agreement with NYSE Amex, LLC or otherwise.

8.             Invalidity of Release.  If any provision of Section 3 of this Agreement is held to be invalid or unenforceable and Employee is permitted to assert any Released Claim against a Released Party, Company shall be entitled to an immediate refund of one hundred percent (100%) of all payments made pursuant to Section 2(c) of this Agreement.

9.             Severability.  If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

10.           No Admission.  The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either party of any violation of law or other wrongdoing of any kind.

11.           Attorney Fees and Costs.  Except for suit to challenge the validity of a release of claims under the ADEA, in the event of any judicial or administrative litigation relating to this Agreement, including but not limited to litigation to enforce the Agreement or assertion of the Agreement as a defense to litigation, the prevailing party shall be entitled to recover his/its reasonable attorney fees and costs incurred in connection with such action.

12.           Controlling Law; Venue.  This Agreement shall be governed by the laws of the State of Colorado, without regard to any state’s principles regarding conflict of laws.  Any action arising out of or relating to this Agreement shall be brought only in the state or federal courts for Jefferson County, Colorado, and Employee and Company hereby waive any right that they might have to challenge the selection of those forums, including but not limited to challenges to personal jurisdiction, venue, or the convenience for the forum.

13.           Compliance with Section 409A.  The parties intend that the payments and benefits provided under this Agreement shall not be subject to additional taxes pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  To the maximum extent possible, the provisions of this Agreement shall be interpreted and construed consistent with such intent.  To the extent required under Section 409A, if Employee is a “specified employee” as of the date of Employee’s “separation from service” with Company (both as defined under Section 409A), payments shall be delayed six months following Employee’s date of separation from service.  Notwithstanding any other provision in this Agreement or in any other document, Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, including with respect to compliance pursuant to Section 409A.  Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

14.           Entire Agreement.  This Agreement does not supersede or replace the Change of Control Severance Agreement dated March 9, 2009 (“Change of Control Agreement”), between Employee and Company.  This Agreement and the Change of Control Agreement are the entire agreements between the parties regarding the matters addressed herein, and they supersede and replace all prior agreements, representations, negotiations or discussions between the parties, whether written or oral.  This Agreement may not be modified except in writing signed by both parties.

15.           Counterparts.  This Agreement may be executed in counterparts, including fax counterparts, and all counterparts together shall constitute one fully-executed agreement.

EMPLOYEE:		COMPANY:
GENERAL MOLY, INC.

By:	/s/ Gregory McClain	By:	/s/ Scott Roswell
		Its:	Corp. Counsel - VP HR

Date:	March 24, 2011	Date:	3/28/11